Exhibit 99.1

Professional Diversity Network, Inc. Announces $8.3 Million in Revenue Booked in the Fourth Quarter of 2014

CHICAGO, Jan. 5, 2015 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (Nasdaq:IPDN), ("PDN") a developer and operator of online networks that provide access to employment opportunities for diverse professionals in the United States, announced today that it booked $8.3 million in unaudited sales bookings in the fourth quarter of 2014, versus $1.5 million during the fourth quarter of 2013.

"Unaudited booked sales growth was primarily attributable to an increase in our online recruitment service and the two acquisitions made in 2014, National Association of Professional Women and the assets of Global Outreach," said Jim Kirsch, Chief Executive Officer. "There were no anomalies that caused the spike in revenue year over year. The synergies between our membership and recruitment online platforms are confirming our assumptions that the combinations are complementary."

The assets of Global Outreach, which were acquired on November 26, 2014, had revenues of approximately $5.6 million in 2013, exceeded $1 million in unaudited booked sales in December of 2014.

"We've made considerable progress implementing our proprietary technology systems across PDN's web properties in the first month since the acquisition. The application of our technologies into PDN's business units has already demonstrated increased web traffic, job seeker applications and operating efficiencies," said Sergio Zlobin, VP of Technology.

About Professional Diversity Network (PDN)

Professional Diversity Network (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW) is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on March 27, 2014. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on March 27, 2014, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

Professional Diversity Network, Inc.
David Mecklenburger, CFO
312-614-0944

Corporate Services Advisor
Merriman Capital, Inc.*
Alexandra Petek
Director of Client Services
415-248-5681

*Member FINRA / SIPC